Exhibit 99.1

COMMERCIAL CAPITAL BANCORP TO HOST CONFERENCE CALL AND WEBCAST

HIGHLIGHTING FOURTH QUARTER 2005 EARNINGS RELEASE

IRVINE, CA – January 3, 2005 – Commercial Capital Bancorp, Inc. (the “Company”), (NASDAQ: “CCBI”), announced today that it will release its earnings for the fourth quarter ended December 31, 2005, before the market opens on Monday, January 23, 2006. At 7:00 a.m. PST the same day, Stephen H. Gordon, Chairman and CEO, David S. DePillo, Vice Chairman, President and COO, and James H. Leonetti, EVP and CFO, will host a discussion of the Company’s fourth quarter performance.

Analysts, investors, and the general public may listen to the Company’s discussion of its fourth quarter’s earnings and performance and participate in the question/answer session by using the phone number listed below, or through a live video webcast of the conference available through a link on the home page of the Company’s website at www.commercialcapital.com. The multimedia webcast enables conference participants to experience the conference with greater impact by simultaneously viewing the video broadcast as well as tables, charts, and speaker’s notes. The webcast also allows participants to interact with the speakers through a live web-based question and answer session. Windows Media player is required for viewing the video webcast. It is recommended that participants dial into the conference call, or log into the webcast, approximately 5 to 10 minutes prior to the call.

Conference Call	Webcast
Date: Monday, January 23, 2006	Date: Monday, January 23, 2006
Time: 7:00 a.m. PST (10:00 a.m. EST)	Time: 7:00 a.m. PST (10:00 a.m. EST)
Phone Number (800) 638-4930	Webcast URL: www.commercialcapital.com
International Dial In (617) 614-3944	Windows Media player is required
Access Code: 65748596

Replay Information: for those who are unable to participate in the call or webcast live, an archive of the webcast will be available on the Company’s website at www.commercialcapital.com beginning approximately 2 hours following the end of the call. To listen to the call replay dial (888) 286-8010, or for international callers dial (617) 801-6888, the access code for either replay number is 56896605. The webcast archive and call replay will be available until March 7, 2006.

Commercial Capital Bancorp, Inc. is a diversified financial services company, with $5.2 billion of total assets, at September 30, 2005. The Company provides depository and lending products and services under the Commercial Capital Bank brand name, and provides 1031 exchange services to income property investors nationwide under the TIMCOR Exchange Corporation and North American Exchange Company brand names.

This release and the aforementioned conference call and webcast may include forward-looking statements related to the Company’s plans, beliefs and goals, which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. The Company undertakes no obligation to revise or publicly release any revision to these forward-looking statements.

Contact:
Commercial Capital Bancorp, Inc.

Jeff L. Leonard, Investor Relations
Telephone:     (949) 585-7500
Facsimile:        (949) 585-0174